Exhibit 3

                                    EXHIBIT A
                                    ---------

                      SOYO GROUP, INC. (THE "CORPORATION")
                    CERTIFICATE OF DESIGNATION (CONTINUATION)

     1. Designation.

     (a) The designation of the series of Class B Convertible Preferred Stock created by this resolution shall be "Class B Convertible Preferred Stock" (hereinafter called the "Class B Preferred").

     (b) All shares of Class B Preferred shall be identical with each other in all respects.

     2. Liquidation Rights.

     (a) General. In the event of any liquidation, dissolution or winding up, whether voluntary or involuntary, holders of each share of Class B Preferred shall be entitled to be paid out of the assets or surplus funds of the Corporation legally available for distribution to holders of the Corporation's capital stock of all classes (whether such assets are capital, surplus, or earnings) and subject to the liquidating preference of the holders of the Class A Preferred Stock or any other series of Preferred Stock which may be senior in right of preference to the Class B Preferred and before any sums shall be paid or any assets or surplus funds distributed among the holders of Common Stock, an amount equal to $1.00 per share (as adjusted for any stock dividend, combination or splits with respect to such shares) of Class B Preferred (the "Stated Value").

     (b) Distributions Other than Cash. Whenever the distribution provided for in this Section 2 shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation. In each such case, the holders of the Class B Preferred shall be entitled to a proportionate share of any such distribution.

     If the assets of the Corporation shall be insufficient to permit the payment in full to holders of the Class B Preferred of the preferential amount set forth in this Section 2, then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of the Class B Preferred in accordance with the aggregate liquidation preference of the shares of Class B Preferred held by each of them.

     Neither the sale, lease or exchange (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation, nor the merger or consolidation of the Corporation into or with any other Corporation, or the merger or consolidation of any other Corporation into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this section.

     3. Covenants. The Corporation is prohibited from taking any actions to amend or repeal any provision of, or add any provision to, the Corporation's Articles of Incorporation, Bylaws or this Certificate of Designation, if such action would change adversely the preferences, rights, privileges or powers of, or restrictions provided for the benefit of, the Class B Preferred.

     4. Dividends. The holders of the outstanding Series B Preferred shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation out of funds legally available therefore, cumulative dividends at the annual rate of 6% of the Stated Value per share of the Series B Preferred. Such dividends shall be payable in cash quarterly, on the fifteenth day of April, July, October and January (each of such dates being a "Dividend Payment Date"). In lieu of cash, at the option of the Corporation, the Corporation may deliver to the holders restricted shares of the Corporation's Common Stock or Series B Preferred valued at the Fair Market Value thereof. As used herein Fair Market Value shall mean in the case of stock on a given date, the highest closing, the highest closing bid quotation with respect to a share of such stock (or in the case of Series B Preferred, Common Stock issuable upon conversion) during the 10-day period preceding such date on the National Association of Securities Dealers, Inc. Automated Quotation System or the Over-the-Counter Bulletin Board or, if no such quotations are available, the fair market value on such date of a share of such stock as determined by the Board of Directors of the Corporation in good faith; and (b) in the case of property other than cash or stock, the fair market value of such property on such date as determined by the Board of Directors in good faith. Such dividends shall accrue on each such share commencing on the date of issue, and shall accrue from day to day, whether or not earned or declared. Such dividends shall be cumulative so that if such dividends in respect of any previous quarterly dividend period shall not have been paid on or declared and set apart for all shares of Series B Preferred at the time outstanding, the deficiency shall be fully paid on or declared and set apart for such shares before the Corporation makes any distribution (as hereinafter defined) to the holders of Common Stock. Accrued but unpaid dividends shall not bear interest. "Distribution" in this paragraph 4 means the transfer of cash or property without consideration, whether by way of dividend or otherwise (except a dividend in shares of the Corporation) or the purchase or redemption of shares of the Corporation for cash or property (except for an exchange of shares of the Corporation or shares acquired by the Corporation from employees pursuant to the terms of any employee incentive plan, agreement or arrangement) including any such transfer, purchase or redemption by a subsidiary of the Corporation. The time of any distribution by way of dividend shall be the date of declaration thereof and the time of any distribution by purchase or redemption of shares shall be the day cash or property is transferred by the Corporation, whether or not pursuant to a contract of an earlier date; provided that where a negotiable debt security is issued in exchange for shares the time of the distribution is the date when the Corporation acquires the shares in such exchange. The Board of Directors may fix a record date for the determination of holders of Series B Preferred entitled to receive payment of a dividend declared thereon, which record date shall be no more than sixty (60) days prior to the date fixed for the payment there

     5. Voting Rights. Except as otherwise required by law or as otherwise set forth herein, each holder of Class B Preferred shall have no voting rights.

     6. Conversion.

     (a) Optional Conversion. The holder of any shares of Series B Preferred shall have the right at any time commencing from the date of issuance to convert, in increments of 100,000 shares, any shares of Series B Preferred into duly authorized, validly issued, fully paid and nonassessable shares of Common

Stock of the Corporation at the Conversion Price, as defined herein, and upon the terms set forth herein. Each share of Series B Preferred shall be converted into a number of shares of Common Stock determined by dividing (i) $1.00 by (ii) the Conversion Price in effect on the Conversion Date. The Conversion Price at which shares of Common Stock issuable upon conversion shall be the Fair Market Value of a share of Common Stock as of the date of conversion, but the Conversion Price shall be not less than $.25 per share. The Conversion Price shall be subject to further adjustment as set forth in paragraph f. No payment or adjustment shall be made for any dividend or other distribution that is payable on the Common Stock issued upon such conversion.

     (b) Mandatory Conversion. On December 31, 2008 (the "Mandatory Conversion Date"), each outstanding share of Class B Preferred shall be automatically converted into a number of shares of Common Stock determined by dividing (i) $1.00 by (ii) the Conversion Price in effect on such Date, provided, however, that the Conversion Price shall not be less than $.25 per Share.

     (c) Repurchase Right: Beginning one year after issuance, upon 10 days written notice, the Corporation or its designee shall have the right to repurchase for cash any portion or all of the outstanding shares of Class B Preferred at 80% of Stated Value ($0.80 per share). During such notice period, the holder of the preferred stock shall have right to convert such shares of Class B Preferred as set forth herein.

     (d) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Class B Preferred. In lieu of any fractional shares of Common Stock to which a holder of the Class B Preferred would otherwise be entitled, this Corporation shall round up such fractional shares to the next whole share of Common Stock in order to determine the total number of full shares of Common Stock to which each holder shall be entitled to receive at the time of conversion.

     (e) Mechanics of Conversion. The holders of Class B Preferred may surrender their respective certificate or certificates for their Class B Preferred, duly endorsed, at the office of the Corporation and, as soon as practicable thereafter, they shall be entitled to receive from the Corporation a certificate or certificates for the respective number of shares of Common Stock to which they each shall be entitled. provided, however, that in the event of a conversion pursuant to Section 6(b) hereof, the outstanding shares of Class B Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless and until the certificates evidencing such shares of Class B Preferred are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

     (f) Conversion Price Adjustments. The Conversion Price shall be subject to adjustment from time to time upon the occurrence of certain events as follows:

          (i) Stock Dividends, Subdivisions, Reclassifications or Combinations. If the Corporation shall (i) declare a dividend or make a distribution in shares of its Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date of such dividend or distribution on the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Series B Preferred surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock which he or she would have owned or been entitled to receive had such Series B Preferred been converted immediately prior to such date. Successive adjustments in the Conversion Price shall be made whenever any event specified above shall occur.

          (ii) Other Distributions. In case the Corporation shall fix a record date for the making of a distribution to all holders of shares of its Common Stock, (i) of shares of any class of capital stock of the Company other than shares of its Common Stock or (ii) of evidences of indebtedness of the Company, or (iii) of assets (excluding cash dividends or distributions, and dividends or distributions referred to in subparagraph 8(a) above), or (iv) of rights or warrants entitling the holders of Common Stock to subscribe for or purchase shares of Common Stock at less than the Conversion Price, on the record date fixed to determine stockholders entitled to subscribe or purchase; in each case, the Conversion Price in effect immediately prior thereto shall be reduced immediately thereafter to the price determined by dividing (1) an amount equal to the difference resulting from (A) the number of shares of Common Stock outstanding on such record date multiplied by the Conversion Price per share on such record date, less (B) the fair market value (as determined by the Board of Directors, whose determination shall be conclusive) of said shares or evidences of indebtedness or assets or rights or warrants to be so distributed by (2) the number of shares of Common Stock outstanding on such record date. Such adjustment shall be made successively whenever such a record date is fixed. In the event that such distribution is not so made, the Conversion Price then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights or warrants, as the case may be, to the Conversion Price which was in effect prior to the fixing of the record date.

          (iii) Adjustments for Consolidation, Merger, etc. In case the Corporation, (i) shall consolidate with or merge into any other person and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) shall permit any other person to consolidate with or merge into the Corporation and the Corporation shall be the continuing or surviving person, but, in connection with such consolidation or merger, the Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property, (iii) shall transfer all or substantially all of its properties or its assets to any other person, or (iv) shall effect a capital reorganization or reclassification of the Common Stock (other than a capital reorganization or reclassification resulting in the issue of additional shares of Common Stock for which adjustment is provided in paragraph h); then, and in each such case, proper provision shall be made so that each share of Series B

     Preferred then outstanding shall be converted into, or exchanged for, one share of preferred stock of the acquiring corporation entitling the holder thereof to all of the rights, powers, privileges and preferences with respect to the acquiring corporation to which the holder of a share of Series B Preferred is entitled with respect to the Corporation, and being subject with respect to the acquiring corporation to the qualifications, limitations and restrictions to which a share of Series B Preferred is subject with respect to the Corporation

     (g)  Notwithstanding  the  foregoing  the holders of the Series B Preferred
Stock may not convert in the aggregate more than 500,000 shares (as may be adjusted pursuant to paragraph (h)) in any one calendar year.

     7. Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Class B Preferred such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Class B Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Class B Preferred, in addition to such other remedies as shall be available to the holder of such Class B Preferred, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.